Exhibit 99.1

LaBranche & Co Inc.

Larry Prendergast

Executive Vice President

Harvey S. Traison

Senior Vice President & Chief Financial Officer

(212) 425-1144

FOR IMMEDIATE RELEASE

Financial Dynamics

Investors:  Michael Polyviou

Media: Brian Maddox / Scot Hoffman

(212) 850-5600

LABRANCHE & CO. RECEIVES NOTICE OF POSSIBILE DISCIPLINARY
ACTION FROM NASD’S AMEX REGULATION DIVISION

NEW YORK, NY — December 17, 2004 — LaBranche & Co Inc. (NYSE:LAB) announced today that its LaBranche & Co. LLC subsidiary received a notice from the NASD Amex Regulation Division stating a preliminary determination by the NASD Amex Regulation Division’s staff to seek disciplinary action against LaBranche for violations of certain federal securities laws and the Amex’s Constitution and Rules, including Sections 10(b), 9A and 17(a) of the Securities Exchange Act of 1934, in connection with manual book freezes effected in one of LaBranche’s Amex specialist stocks during the period March 8, 2004 through October 21, 2004.  Prior to receiving this notice, LaBranche already had determined that the specialist responsible for the book freezes failed to adhere to company policy and, in November 2004, had terminated that employee.

The notice provides LaBranche with the opportunity to present its position with respect to this matter to the staff of the NASD Amex Regulation Division. LaBranche intends to submit a response to the staff setting forth the reasons why disciplinary action should not be brought against it.

Founded in 1924, LaBranche is a leading Specialist firm. LaBranche is the Specialist for more than 650 companies, seven of which are in the Dow Jones Industrial Average, 30 of which are in the S&P 100 Index and 104 of which are in the S&P 500 Index. In addition, LaBranche acts as the Specialist in over 250 options.

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